Exhibit 4.17

TERMINATION AGREEMENT

This Termination Agreement (hereinafter “Termination Agreement”) is entered into on this 20th day of November, 2015.

BY AND BETWEEN:

Montrovest B.V., a company incorporated under the laws of Netherlands, having its head office at Luna ArenA, Herikerbergweg 238, 1101 CM Amsterdam, The Netherlands

(hereinafter referred to as “Montrovest”)

AND

BIRKS GROUP INC., a corporation incorporated under the laws of Canada, having its head office at 1240 Square Phillips, Montreal, Quebec, Canada, H3B 3H4

(hereinafter referred to as “Company”)

(hereinafter collectively referred to as “the Parties”)

WHEREAS the Company and Montrovest entered into an Amended and Restated Management Consulting Services Agreement as of June 8, 2011, as amended, pursuant to which Montrovest provided consulting services to the Company in accordance with the terms and conditions contained therein (the “Agreement”);

WHEREAS the Parties have mutually agreed to terminate the Agreement upon terms and conditions set forth herein;

NOW THEREFORE in consideration of the terms and conditions of this Termination Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Montrovest and Company covenants and agrees as follows:

1.	The Parties agree to terminate the Agreement, effective December 31, 2015 (the “Termination Date”). The termination of the Agreement shall not relieve the Company of its obligation to pay to Montrovest, on or before January 10, 2016, €11,666.67 in respect of the Retainer Fee (as defined in the Agreement) for the month of December 2015.

2.	Any provisions of the Agreement which, by their very nature should survive the expiration or termination of the Agreement shall continue to survive, which shall apply to this Termination Agreement mutatis mutandis.

3.	Each of the Parties unconditionally releases, waives and forever discharges each other from any and all actions, liabilities, obligations, duties, promises or indebtedness of any kind, whether arising at law or in equity, whether known or unknown, which a Party might otherwise have against the other under, in relation to or arising from the Agreement.

4.	The Parties hereto shall execute such further documents or instruments required to give effect to the purpose of this Termination Agreement.

5.	This Termination Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Parties hereto have caused this Termination Agreement to be executed by their duly authorized representatives.

MONTROVEST B.V.

By:	/s/ Paul van Duuren
Name: Paul van Duuren
Title: Managing Director

BIRKS GROUP INC.

By:	/s/ Jean-Christophe Bédos
Name: Jean-Christophe Bédos
Title: President and Chief Executive Officer